Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2003 Israeli Share Option Plan of DSP Group, Inc. of our report dated January 22, 2002 (except for Note 9, as to which the date is March 15, 2002), with respect to the consolidated financial statements of DSP Group, Inc. for the two-year period ended December 31, 2001 included in the Annual Report (Form 10-K) for the year ended December 31, 2001.

/s/ Kost, Forer & Gabbay

Kost, Forer & Gabbay
A Member of Ernst & Young Global

Tel-Aviv, Israel

February 10, 2003